Exhibit 99.1

Footnotes to Form 4

(1)
The shares of Common Stock were sold in connection with an underwritten public offering of the Common Stock of the Issuer pursuant to the prospectus supplement filed May 29, 2024, and accompanying registration statement on Form S-3 (File No. 333-267793). The shares were sold at a price per share equal to the public offering price, net of underwriting discounts and commissions.
(2)
Represents securities held directly by Cypress Investor Holdings, L.P. (“Cypress Investor”). Cypress Investment GP, LLC (“Cypress GP”) is the general partner of Cypress Investor. Advent International, L.P. (“Advent”) is the managing member of Cypress GP. Advent International GP, LLC (“Advent GP LLC”) is the general partner of Advent.
(3)
Represents securities held directly by Advent International GPE VIII-C Limited Partnership (“Advent International VIII-C”). GPE VIII GP S.a.r.l (“Advent GP Luxembourg”) is the general partner of Advent International VIII-C. Advent International GPE VIII, LLC (“Advent VIII GP”) is the manager of Advent GP Luxembourg. Advent is the manager of Advent VIII GP.
(4)
Represents securities held directly by GPE VIII CCC Co-Investment (Delaware) Limited Partnership (“GPE VIII CCC Co-Investment”). GPE VIII GP Limited Partnership (“Advent GP Cayman”) is the general partner of GPE VIII CCC Co-Investment. Advent VIII GP is the general partner of Advent GP Cayman.
(5)
The Reporting Person is a Managing Director of Advent and may have limited partner or other interests in one or more of the entities described herein. The Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of his pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all the reported shares for purposes of Section 16 or any other purpose.